Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202687 and 333-214082 on Form S-3 and in Registration Statement Nos. 333-193795 and 333-210071 on Form S-8 of our report dated March 30, 2017, relating to the consolidated financial statements of Dicerna Pharmaceuticals, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of Dicerna Pharmaceuticals, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 30, 2017